Exhibit 10.12

January 28, 2020

Mark Hahn

XXXXXXXXX

XXXXXXXXX

Re:	Offer of Employment

Dear Mark:

On behalf of Verona Pharma Inc. (the “Company” or “Verona Pharma”), I am pleased to offer you employment with the Company. This offer letter agreement, together with Exhibit A hereto (together, the “Agreement”) sets forth the terms of employment the Company is offering you. If you accept this offer, we anticipate that your first day of employment will be February 1, 2020 (“Commencement Date”) and you will be appointed to the position of Chief Financial Officer effective on March 1, 2020 (the “Appointment Date”). The term of this Agreement (the “Term”) shall commence on the Commencement Date and end on the date this Agreement is terminated under Section 5.

1.	Duties. Effective as of the Commencement Date and until the Appointment Date, you will be employed by the Company, with such responsibilities, duties and authority normally associated with such position and as may from time to time be lawfully assigned to you by the board of directors (the “Board”) of Verona Pharma plc (“Parent”) and/or the Chief Executive Officer of the Company (the “CEO”). Effective as of the Appointment Date, as Chief Financial Officer, you will have such responsibilities, duties and authority normally associated with such position and as may from time to time be lawfully assigned to you by the Board and/or the CEO. During the Term, you will report to the CEO. You shall devote your full time and attention to the business affairs of the Company and Parent (which shall include service to their respective affiliates, if applicable) and shall not engage in outside business activities (including serving on outside boards or committees) without the consent of the Board, which consent will not be unreasonably withheld, conditioned or delayed, provided that you shall be permitted to (i) manage your personal, financial and legal affairs and (ii) participate in trade associations, subject, in each case, to compliance with this Agreement and provided that such activities do not materially interfere with your performance of your duties and responsibilities hereunder. You will be based out of the Company's offices in North Carolina. You agree to observe and comply with the written rules and policies of the Company as adopted by the Company from time to time, in each case as amended from time to time, as set forth in writing, and as delivered or made available to you.

2.	Remuneration. During the Term, you will be entitled to receive the payments and benefits set forth on Exhibit A hereto.

Verona Pharma, Inc.
E-mail: info@veronapharma.com ▪ Website: www.veronapharma.com

3.	Severance Benefits.

(a)           Termination By The Company Without Cause or Termination by You for Good Reason. If this Agreement is terminated by the Company without Cause (as defined below) or by you for Good Reason (as defined below), and if you sign an agreement reasonably acceptable to the Company that (i) waives any rights you may otherwise have against the Company, Parent and their respective affiliates, except for vested rights under any employee benefits plan or program or rights that cannot lawfully be waived, (ii) releases the Company, Parent and their respective affiliates from any actions, suits, claims, proceedings and demands you may have relating to the period of your employment with the Company and/or the termination of your employment, and (iii) contains certain other obligations which will be set forth at the time of the termination, the Company shall provide you with the following severance benefits:

i.	an amount in cash equal to the product obtained by multiplying (x) 1.5 (or 1.0 if such termination occurs after the second anniversary of the Commencement Date) times (y) the Annual Base Salary (as defined in Exhibit A hereto), which amount shall be paid ratably over the 18 month period (or 12 month period if such termination occurs after the second anniversary of the Commencement Date) following the termination date in accordance with the Company's regular payroll practices. For the avoidance of doubt, the severance amounts that could become payable under this paragraph upon a qualifying termination of employment that occurs on or prior the second anniversary of the Commencement Date are a deviation from Parent’s remuneration policy (the “Remuneration Policy”) and are being offered as an incentive for you to join the Company.

ii.	if you elect to receive continued medical, dental or vision coverage under one or more of the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continued payment, or reimbursement, as the case may be, of your COBRA premiums at the rate in effect upon termination for a period commencing on your termination of employment and ending on the earliest of (x) the date that is 18 months (or 12 months if such termination occurs after the second anniversary of the Commencement Date) following the termination of your employment, (y) the date that you and/or your covered dependents become no longer eligible for COBRA, and (z) the date that you become eligible to receive substantially similar coverage from a subsequent employer (and you agree to promptly notify the Company of such eligibility or provide proof that such coverage is not substantially similar), provided that, notwithstanding the foregoing, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or incurring an excise tax, the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your and your covered dependents’ group health coverage in effect on the date of termination (which amount shall be based on the premium for the first month of COBRA coverage), less the amount you would have had to pay to receive group health coverage for you and your covered dependents based on the cost sharing levels in effect on the date of termination, which payments shall be made regardless of whether you elect COBRA continuation coverage and shall commence in the month following the month in which the date of termination occurs and shall end on the earlier of (X) the date that is 18 months (or 12 months if such termination occurs after the second anniversary of the Commencement Date) following the termination of your employment, (Y) the date that you and/or your covered dependents become no longer eligible for COBRA or (Z) the date you become eligible to receive healthcare coverage from a subsequent employer (and you agree to promptly notify the Company of such eligibility or provide proof that such coverage is not substantially similar). For the avoidance of doubt, the severance benefits that could become payable under this paragraph upon a qualifying termination of employment that occurs on or prior the second anniversary of the Commencement Date are a deviation from the Remuneration Policy and are being offered as an incentive for you to join the Company;

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iii.	(A) if such termination occurs after the first anniversary of the Commencement Date, immediate full vesting of all of the unvested equity or equity-based awards held by you under the 2017 Incentive Award Plan of Parent (the “Plan”) or otherwise (collectively, the “Equity Awards”), provided that such Equity Awards that vest in whole or in part based on the attainment of performance-vesting conditions shall vest based on the attainment of target level performance (unless otherwise provided by the terms of the applicable award agreement) or (B) if such termination occurs on or before the first anniversary of the Commencement Date, each unvested Equity Award shall become immediately vested as to the portion of the applicable Equity Award that would have otherwise vested on or prior to the first anniversary of the date of such termination had you remained employed with the Company during such period (and any remaining unvested portion of the Equity Awards will be immediately forfeited upon termination);

iv.	the Company shall pay you upon such termination a cash bonus equal to (a) 150% (or 100% if such termination occurs after the second anniversary of the Commencement Date) of the amount of your full annual discretionary bonus calculated as though all objectives had been achieved for the year of your termination; and (b) any discretionary bonus that was earned in the previous fiscal year and not yet paid, which cash payment shall be made within 60 days following the date of termination; and

v.	the Company shall pay you for all accrued and unused paid time off within 60 days following the date of termination.

(b)           Termination By The Company With Cause, By Reason of Death or Disability or By Resignation. If this Agreement is terminated by the Company at any time with Cause, by reason of your death or disability, or if you terminate your employment with the Company under this Agreement without Good Reason, you shall not be entitled to any severance pay, severance benefits, accelerated vesting or any compensation or benefits from the Company whatsoever but you shall be entitled to receive (i) the Cash Base Salary (as defined in Exhibit A hereto) earned but not yet paid as of the date of termination; (ii) reimbursement of all outstanding expenses owed to you under Section 5 of Exhibit A hereto; (iii) payment of any discretionary bonus that was earned but not yet paid for the year prior to the year in which the date of termination occurs; and (iv) all accrued and unused paid time off.

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(c)           Determinations. All decisions and determinations made by the Company under this Section 3 shall be made by the Board.

(d)           Definitions:

i.	Cause. “Cause” for purposes of this Agreement shall mean if you: (1) shall have been convicted of any felony or any other act involving fraud, theft, misappropriation, dishonesty, or embezzlement; (2) shall have committed intentional acts that materially impair the goodwill or business of the Company, Parent or their respective affiliates or cause material damage to the property, goodwill, or business of Company, Parent or their respective affiliates; (3) shall have refused to, or willfully failed to, perform your duties hereunder or carry out, in any material respect, the lawful and reasonable directive of the Board or the CEO; (4) shall have materially violated any written policies or procedures of the Company or any of its affiliates; (5) shall have breached a material provision of this Agreement; or (6) shall have unlawfully used (including being under the influence) or possessed illegal drugs on the Company’s (or any of its affiliates’) premises or while performing your duties and responsibilities hereunder.

ii.	Good Reason. “Good Reason” for purposes of this Agreement shall mean if (i) the Company requires you to relocate more than 50 miles from the Company's offices in North Carolina; (ii) following the Appointment Date, a material decrease in your authority, reporting or areas of responsibility; (iii) following the Appointment Date, any change in your title or, following a Change in Control (as defined in the 2017 Incentive Award Plan of Parent), your ceasing to serve as the chief financial officer of Parent or the Company, except if such change or cessation occurs as a result of action taken by you; (iv) the Company decreases by 10% or more the Annual Base Salary or target bonus under this Agreement; or (v) a material breach of this Agreement by the Company. In order for you to terminate your Employment for “Good Reason” under this paragraph, within thirty (30) days after becoming aware of the breach or other event giving rise to your right to terminate, you must have provided the Company with written notice of your right to terminate pursuant to this paragraph, the Company must have failed to cure the breach or other event so specified, if curable, within thirty days after receiving such notice and you must resign your employment within thirty days thereafter.

iii.	Release Requirement and Timing of Severance Payments. In order to receive the severance benefits under paragraph (a) above, as applicable, you must sign and tender the release as described above not later than sixty (60) days following your last day of employment, or such earlier date as required by the Company, and if you fail or refuse to do so, you shall forfeit the right to such termination compensation as would otherwise be due and payable. If the severance payments are otherwise subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), they shall begin on the first pay period following the date that is sixty (60) days after your employment terminates and shall otherwise begin on the first pay period after the release becomes effective (with the initial salary continuation payment to include any unpaid salary continuation payments from the date your employment terminated), subject to your executing and tendering the release on the terms as set forth in the immediately preceding sentence.

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4.	Company Policies And Confidentiality Agreement. As an executive of the Company, you will be expected to abide by all of the applicable written policies and procedures of the Company and its affiliates. As a condition of your employment, you agree to sign and to abide by the terms of a Confidential Information and Inventions Assignment Agreement with the Company, which is attached hereto as Exhibit B.

5.	At-will Employment. As an executive of the Company, you may terminate your employment at any time and for any reason whatsoever simply by notifying the Company. Similarly, the Company may terminate your employment at any time and for any reason whatsoever. Your at-will employment relationship with the Company as modified by the terms of this Agreement cannot be changed except in writing signed by the Company’s CEO. Upon termination of your employment for any reason, you shall be deemed to have resigned from all offices and directorships, if any, then held with the Company, Parent or any of their respective affiliates.

6.	Entire Agreement. This Agreement, including Exhibit A, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein. If you enter into this Agreement, you are doing so voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement may not be amended or modified except by a written instrument signed by you and the Company’s CEO.

7.	Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of North Carolina.

8.	Dispute Resolution. To ensure the timely and economical resolution of disputes that arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance or interpretation of this Agreement, your employment, or the termination of your employment, shall be resolved to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in the District of Columbia, conducted by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) under the applicable JAMS employment rules. By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof in the State of North Carolina. In reaching his or her decision, the arbitrator shall have no authority (a) to authorize or require the parties to engage in discovery (provided, however, that the arbitrator may schedule the time by which the parties must exchange copies of the exhibits that, and the names of the witnesses whom, the parties intend to present at the hearing) (b) to interpret or enforce the Confidential Information and Inventions Assignment Agreement (which shall not be covered by the dispute resolutions contained in this paragraph), (c) to change or modify any provision of this Agreement, (d) to base any part of his or her decision on the common law principle of constructive termination, or (e) to award punitive damages or any other damages not measured by the prevailing party’s actual damages and may not make any ruling, finding or award that does not conform to this Agreement. Each party shall bear his, her or its own legal fees, costs and expenses of arbitration and one-half (½) of the costs of the arbitrator.

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9.	Section 409A. You and the Company intend that the payments and benefits provided for in this letter either be exempt from Section 409A of the Code, or be provided for in a manner that complies with Section 409A of the Code, and any ambiguity herein shall be interpreted so as to be consistent with the intent of this Section 9. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A of the Code or damages for failing to comply with Section 409A of the Code. Notwithstanding anything contained herein to the contrary, all payments and benefits under Section 3 above shall be paid or provided only at the time of a termination of your employment that constitutes a “separation from service” from the Company within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder (determined after applying the presumptions set forth in Treas. Reg. Section 1.409A-1(h)(1)). Further, if you are a “specified employee” as such term is defined under Section 409A of the Code and the regulations and guidance promulgated thereunder, any payments described in Section 3 above shall be delayed for a period of six (6) months following your separation of employment to the extent and up to an amount necessary to ensure such payments are not subject to the penalties and interest under Section 409A of the Code. In addition, (i) in-kind benefits and reimbursements provided under this Agreement during any calendar year shall not affect in-kind benefits or reimbursements to be provided in any other calendar year, other than an arrangement providing for the reimbursement of medical expenses referred to in Section 105(b) of the Code, and are not subject to liquidation or exchange for another benefit and (ii) reimbursement requests must be timely submitted by you and, if timely submitted, reimbursement payments shall be promptly made to you following such submission, but in no event later than December 31st of the calendar year following the calendar year in which the expense was incurred. In no event shall you be entitled to any reimbursement payments after December 31st of the calendar year following the calendar year in which the expense was incurred. The reimbursement provisions in this Section 9 shall only apply to in-kind benefits and reimbursements that would result in taxable compensation income to you.

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10.	Excise Tax.

(a)           280G Parachute Payments. If any payment or benefit that you would receive following a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in your receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the following order: reduction of cash payments; cancellation of accelerated vesting of outstanding awards under the Plan; and reduction of employee benefits. In the event that acceleration of vesting of outstanding awards under the Plan is to be reduced, such acceleration of vesting shall be undertaken in the reverse order of the date of grant of your outstanding equity awards.

(b)           Calculations. All calculations required to be performed under this Section 10 shall be made by a public accounting or employee benefits consulting firm with a national practice selected by the Company (the “Accounting Firm”). The Accounting Firm shall provide detailed supporting calculations on the applicable matter to both to the Company and you. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and you.

11.	Authorization to Work and Background Check. Your employment with the Company is contingent upon satisfactory results from any pre-employment background checks that we may deem necessary, including, but not limited to, a credit check, criminal background check, drug screening and confirmation of your legal authorization to work in the United States. Our offer is also contingent upon you not being subject to any limitation, obligation or agreement, whether imposed by contract, statute or otherwise, that would preclude your employment by the Company or in any way restrict your ability to perform your duties as an executive. If you have provided the Company with any false information with respect to your employment history, educational background or other credentials, the offer of employment contained herein shall be withdrawn or, if you have already been hired, your employment shall be immediately terminated.

12.	Key Person Insurance. At any time during the Term, the Company, Parent and their respective affiliates shall have the right (but not the obligation) to insure your life for the benefit of the Company, Parent and their respective affiliates. The Company, Parent or one of their respective affiliates shall have the right to determine the amount of insurance and the type of policy. You shall reasonably cooperate with the Company, Parent and their respective affiliates in obtaining such insurance by submitting to physical examinations, by supplying all information reasonably required by any insurance carrier, and by executing all necessary documents reasonably required by any insurance carrier, provided that any information provided to an insurance company or broker shall not be provided to the Company, Parent or their respective affiliates without your prior written authorization. You shall incur no financial obligation by executing any required document and shall have no interest in any such policy.

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13.	Indemnification. The Company will indemnify you to the fullest extent permitted by law and the Company’s Bylaws as further described in the Indemnification Agreement between you and the Company attached hereto as Exhibit C and incorporated herein by reference.

If you choose to accept this Agreement under the terms described above, please sign below and return this letter to me no later than January 31, 2020.

[Signature Page Follows]

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We look forward to a productive and enjoyable work relationship.

Yours sincerely,

Verona Pharma Inc.

/s/ Dr. David Ebsworth
Name:	Dr. David Ebsworth

Position:	Authorized Representative

Accepted and Agreed to, solely with respect to the matters set forth herein related to Verona Pharma plc, by:

Verona Pharma plc

/s/ Dr. David Ebsworth
Name:	Dr. David Ebsworth

Position:	Chairman

Accepted and Agreed to by:

/s/ Mark Hahn
Executive Name: Mark Hahn

Date:	1/30/20

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Exhibit A

Remuneration

Capitalized terms used but not defined in this Exhibit A shall have the meanings ascribed to such terms in the offer letter agreement to which this Exhibit A is attached.

1.	Base Salary.

(a)	During the Term, you will be entitled to receive an annual aggregate base salary at a rate of $500,000, which will be payable in two components each year, cash and restricted stock units. For the first year of the Term, your Annual Base Salary (as defined below) will consist of $250,000 payable in cash and the issuance of restricted stock units under the Plan worth $250,000 on the date of issue based on the Fair Market Value (as defined in the Plan) on the date of issue. For subsequent years, you and the Company will agree upon the percentages of your Annual Base Salary to be allocated to cash or restricted stock units, provided that the cash component of your Annual Base Salary shall always be a minimum of $250,000. The cash salary will be less payroll deductions and withholdings, earned and payable in substantially equal installments in accordance with the Company’s payroll policy from time to time in effect and which shall be pro-rated for partial years of employment in accordance with the Company’s policy (as may be adjusted from time to time, the “Cash Base Salary”).

(b)	During the Term, subject to the approval of the Board, and as soon as reasonably practicable after January 1 of each calendar year during the Term, having regard to the Parent’s Share Dealing Policy, you will be granted, pursuant to, and subject to, the Plan an award of restricted stock units having a grant date value of the amount of the Annual Base Salary agreed upon to be allocated to restricted stock units for the applicable year (the “RSU Value”), which amount shall be pro-rated for any partial years of employment (each, an “Annual RSU Award”). The definitive terms of each Annual RSU Award will be governed by the Plan, which requires, as a condition of the grant, that you enter into a written restricted stock unit agreement, which will contain the definitive terms of the Annual RSU Award. Each Annual RSU Award shall vest quarterly during the calendar year in which the date of grant occurs, subject to your continued employment through each such quarter and subject to Section 3 of the Agreement. The payment of a portion of your Annual Base Salary in the form of an Annual RSU Award as described hereunder is intended to satisfy any obligations for you to maintain an investment or reinvest your Annual Base Salary under the Remuneration Policy. Any award agreement issued to you will clearly state that Section 9.6 of the Plan shall apply to the Equity Award to which such award agreement relates.

(c)	The amounts payable under this Section 1 shall be annually reviewed from time to time by the Board beginning in January 2021 and may be increased by the Board. For purposes of the Agreement, the term “Annual Base Salary” shall mean the sum of (i) the Cash Base Salary and (ii) the RSU Value, in each case, as may be allocated from time to time.

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2.	Bonus. During the Term, you will be eligible to participate in the Company’s annual bonus plan, with a target discretionary bonus of 50% of your Annual Base Salary, subject to the terms of such plan and on such other terms and conditions as may be determined by the Company. You must be employed on the date of payment of the bonus in order to be eligible for the bonus, except as otherwise provided in Section 3 of the Agreement. The bonus will be pro-rated for any partial year of employment.

3.	Additional equity.

(a)	In addition to the Annual RSU Award, and subject to approval at the Annual General Meeting of Parent in April 2020, you will be granted (i) during or prior to the first open trading window of Parent following the date of such Annual General Meeting, pursuant to, and subject to, the Plan an award of restricted stock units in an amount equal to 3% of the outstanding ordinary shares of the Parent (the “First Equity RSU Award”), as determined as of the date of such Annual General Meeting and (ii) during or prior to the first open trading window of Parent following the date that is six months following the Commencement Date (such date, the “Reference Date”), pursuant to, and subject to, the Plan an award of restricted stock units in an amount equal to 1% of the outstanding ordinary shares of the Parent (the “Second Equity RSU Award,” and together with the First Equity RSU Award, the “Equity RSU Awards”), as determined as of the date of such Annual General Meeting. The definitive terms of each Equity RSU Award will be governed by the Plan, which requires, as a condition of the grant, that you enter into a written restricted stock unit agreement, which will contain the definitive terms of each Equity RSU Award. The First Equity RSU Award shall vest over four years, with 25% vesting on the first anniversary of the Commencement Date and the remainder vesting quarterly over the three remaining years following the first anniversary of the Commencement Date, subject to your continued employment through the applicable vesting date and subject to Section 3 of this Agreement. The Second Equity RSU Award shall vest over four years, with 25% vesting on the first anniversary of the Reference Date and the remainder vesting quarterly over the three remaining years following the first anniversary of the Reference Date, subject to your continued employment through the applicable vesting date and subject to Section 3 of this Agreement. If a Change of Control occurs prior to the Reference Date, then immediately prior to the closing of such Change of Control, the Company shall issue to you the Second Equity RSU Award, which will automatically vest upon the closing of the Change of Control.

(b)	You and the Company acknowledge and agree that, if the Company raises additional equity capital during fiscal year 2020, such financing will likely result in the dilution of the Equity RSU Awards. Therefore, the Company agrees that, upon the closing of any round of financing during fiscal year 2020 (excluding any Change in Control or any financing that occurs following your termination of employment from the Company), the Company will issue to you additional awards of restricted stock units (“Additional Equity RSU Award,” and, together with the Equity RSU Awards, the “Combined Equity RSU Awards”) during or prior to the first open trading window of Parent following such closing, so that after each such issuance, all of the Combined Equity RSU Awards, plus any other equity awards granted to you from the Plan (specifically excluding any and all Annual RSU Awards), will equal 4% of the outstanding ordinary shares of the Parent on the applicable date of issuance. Seventy-five percent (75%) of each Additional Equity RSU Award will have the same vesting schedule as the First Equity RSU Award including the commencement date of the vesting, and twenty-five percent (25%) of each Additional Equity RSU Award will have the same vesting schedule as the Second Equity RSU Award including the commencement date of the vesting.

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(c)	Notwithstanding the foregoing, the Board may settle a portion of any Combined Equity RSU Award and any Annual RSU Award in cash as necessary to satisfy tax withholding requirements. Any award agreement issued to you will clearly state that Section 9.6 of the Plan shall apply to the Equity Award to which such award agreement relates. Furthermore, in the event that the Administrator (as defined in the Plan) takes any action with respect to any Equity Award pursuant to Section 8.2 of the Plan, other than pursuant to Section 8.2(c) of the Plan, the unvested portion of the Equity Award will become immediately vested upon the applicable Corporate Event (as defined in the Plan).

4.	Stock Options. You shall be entitled to participate in the Plan with such awards as the Board of Directors recommends.

5.	Benefits. During the Term, you will be entitled to participate in the 401(k) plan and healthcare plan generally available from time to time to executives of the Company, subject to the terms of such plans. You will be entitled to 25 days of paid time off per year, earned and accrued on a pro rata basis throughout the year, provided that you may carry over only five days of accrued but unused time into the first quarter of the subsequent year. Such time off shall be taken at the reasonable and mutual convenience of you and the Company. You will be paid for all accrued and unused paid time off upon termination of employment.

6.	Expenses. During the Term, you shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are reasonably incurred by you in furtherance of the Company’s business and in accordance with the standard policies of the Company, Parent and their respective affiliates, provided that you produce to the Company such evidence of actual payment as the Company may require.

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Exhibit B

Confidential Information and Inventions Assignment Agreement

(attached)

EXECUTIVE Confidential Information and Inventions Assignment Agreement

THIS EXECUTIVE Confidential Information and Inventions Assignment Agreement is made and entered into as of the 1 day of Feb, 2020, by and between Mark Hahn and Verona Pharma plc and each of its subsidiaries, affiliates, successors or assigns (collectively, Verona Pharma plc and each of its subsidiaries, affiliates, successors and assigns shall be referred to herein as the "Company").

1.             I acknowledge and agree that solely by virtue of my employment with Verona Pharma Inc., a wholly-owned subsidiary of the Company, I will acquire "Confidential Information,” as well as special knowledge of the Company's relationships with its customers, prospective customers and suppliers, and that, but for my association with the Company, I will not have had access to the Confidential Information or knowledge of the relationships. As a condition precedent to the Company employing me, and as consideration for my employment, I represent and warrant as follows:

A.           I have voluntarily signed this Agreement after determining that the provisions contained in this Agreement are of a material benefit to me, and that the duties and obligations imposed on me are fair and reasonable and will not prevent me from earning a comparable livelihood following the termination of my employment with the Company.

B.            I have read and fully understand the terms of this Agreement and have considered its benefits and consequences. I also have informed the Company of, and provided the Company with copies of, any non-competition, confidentiality, work-for-hire or similar agreements to which I am subject or may be bound.

C.            I agree that, during the time of my employment with the Company and for a period of one (1) year after the termination of my employment, whether voluntary or involuntary, I will not, directly or indirectly, except on behalf of the Company:

(1)            contact, solicit or accept if offered to me, or direct any person or entity to contact, solicit or accept if offered to it, any of the Company's customers or prospective customers for the purpose of providing any products and/or services that are the same as or similar to the products and services provided by the Company to its customers during the term of my employment or for the purpose of otherwise interfering with the business relationships between the Company and its customers or prospective customers;

(2)            solicit, divert or take away any customers, clients, or business acquisition or other business opportunity of the Company;

(3)            induce any distributor, supplier, representative or agent of the Company to terminate or modify its relationship with the Company; or

(4)            solicit or accept if offered to me, with or without solicitation, on my own behalf or on behalf of any other person or entity, the services of any person who is a current employee or independent contractor of the Company (or was an employee or independent contractor of the Company during the year preceding such solicitation), nor solicit any of the Company's current employees or independent contractors (or any individual who was an employee or independent contractor of the Company during the year preceding such solicitation) to terminate employment or an engagement with the Company, nor agree to hire any current employee or independent contractor (or any individual who was an employee or independent contractor of the Company during the year preceding such hire) of the Company into employment or an engagement with me or any other person or entity; or

(5)            become, directly or indirectly, associated or engaged with any business, whether as an investor (excluding passive investments representing less than one percent (1%) of the common stock of a public company), lender, owner, stockholder, member, manager, officer, director, employee, consultant, agent or in any other capacity, involved in the development and/or marketing of medicines to treat respiratory diseases or any other business that may be carried on by the Company from time to time (as such business may be expanded from time to time), including any business that the Company has taken substantial steps to enter into as of applicable date.

D.            I acknowledge and agree that the scope described above is necessary and reasonable in order to protect the Company in the conduct of its business and that, if I become employed by another employer, I will be required to disclose the existence of this Paragraph 1 to such employer and I consent to and the Company is given permission to disclose the existence of this Paragraph 1 to such employer. I further acknowledge and agree that, if I breach any of the requirements of subparagraph C, the one (1) year restricted period set forth therein shall be tolled during the time of such breach.

E.            For purposes of this Paragraph 1: (i)  "customer" is defined as any person or entity that purchased any type of product and/or service from the Company (including as a licensee) or is or was doing business with the Company or me within the twelve (12) month period immediately preceding the solicitation or other activity prohibited by subparagraph C; (ii)  "prospective customer" is defined as any person or entity contacted or solicited by the Company or me (whether directly or indirectly) or who contacted the Company or me (whether directly or indirectly) within the twelve (12) month period immediately preceding the solicitation or other activity prohibited by subparagraph C for the purpose of having such persons or entities become a customer of the Company (including as a licensee); and (iii) “supplier” is defined as any person or entity who is or was supplying products or services to the Company (including as a licensor) within the twelve (12) month period immediately preceding the activity prohibited by subparagraph C.

F.            I agree that both during my employment and thereafter I will not use for myself or disclose to any person not employed by the Company any "Confidential Information" of the Company acquired by me during my relationship with the Company, except where such disclosure is consented to, or approved by, the Company. I agree that "Confidential Information" includes but is not limited to:

(1)            the Company's corporate, business development and marketing strategy and plans;

(2)            budgets, management accounts, bank account details and other confidential financial data of the Company;

(3)            know-how and products being developed by the Company, including inventions and discoveries, biological and chemical formulations, research and development methods and processes, scientific techniques and formulas and results of experimentation and testing including, without limitation, clinical, biological, pharmaceutical, toxicological and pre-clinical and clinical test data;

(4)            reports, confidential aspects of the Company’s computer technology and systems, confidential algorithms developed or used by the Company, confidential information relating to proprietary computer hardware or software (including updates) not generally known to the public;

(5)            confidential methods and processes, information relating to the running of the Company's business which is not in the public domain, including details of salaries, bonuses, commissions and other employment terms applicable within the Company;

(6)            the names, addresses and contact details of any existing or prospective customers, suppliers or business partners of the Company and their requirements for any of the Company's products or services. Without prejudice to the foregoing, this includes personal information provided to the Company by visitors to and users of any of its websites;

(7)            the terms on which the Company does business with any existing or prospective customers, suppliers or business partners of the Company and the terms of any partnership, joint venture or other form of commercial co-operation or agreement the Company enters into with any third party;

(8)            software and technical information necessary for the development, maintenance or operation of any of the Company's websites and the source code of each website;

(9)            any other information which the Company is bound by an obligation of confidence owed to a third party, in particular the content of discussions or communications with any prospective customers, suppliers or business partners; and

(10)          any other information, written, oral or electronic, whether existing now or at some time in the future, which pertains to the Company's affairs or interests or with whom the Company does business.

The Company acknowledges and agrees that Confidential Information does not include (a) information properly in the public domain, or (b) information in my possession prior to the date of my original employment with the Company, except to the extent that such information is or has become a trade secret of the Company or is or otherwise has become the property of the Company.

G.            I shall not, except in the proper performance of my duties, or with the Company’s permission, remove any property belonging or relating to the Company from the Company’s premises, or make any copies of documents or records relating to the Company’s affairs. Upon the Company’s request at any time, and in any event on the termination of my employment, I shall immediately deliver up to the Company or its authorized representative any plans, keys, mobile telephone, security passes, credit cards, equipment, documents, records, papers, computer disks, tapes or other computer hardware or software (together with all copies of the same), and all property of whatever nature in my possession or control which belongs to the Company or relates to its affairs. I shall, at the Company’s request, provide the Company with a written statement that I have complied with this obligation. If I have any information relating to the Company or work I have carried out for the Company which is stored on a computer or laptop computer, whether or not the computer is owned by the Company, the Company shall be entitled to download the information and/or supervise its deletion from the computer or laptop concerned.

H.            I recognize and agree that all ideas, know how, confidential information, inventions, discoveries, biological and chemical formulations, research and development methods and processes, scientific techniques and formulas and results of experimentation and testing including, without limitation, clinical, biological, pharmaceutical, toxicological and pre-clinical and clinical test data, products, patents, designs, trademarks, database right or copyright work or any right to prevent reproduction whether or not any of these is registered and including applications for any such right, matter or thing or registration thereof and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world, and all trade secrets, business applications, plans, writings and other developments or improvements and all other intellectual property and proprietary rights and any derivative works based thereon (the "Inventions") made, conceived, or completed by me, alone or with others, during the time of my employment, whether or not during working hours, that are within the scope of the Company's business operations, or that relate to any of the Company’s work or projects, are the sole and exclusive property of the Company. I further agree that (1) I will promptly disclose all Inventions to the Company and hereby assign to the Company all present and future rights I have or may have in those Inventions; and (2) all of the Inventions eligible under the copyright laws are "work made for hire." At the request of and without charge to the Company, I will do all things deemed by the Company to be reasonably necessary to perfect title to the Inventions in the Company and to assist in obtaining for the Company such patents, copyrights or other protection as may be provided under law and desired by the Company, including but not limited to executing and signing any and all relevant applications, assignments, or other instruments. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agents and attorneys in fact to act for and in my behalf and instead of me, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by me, and I acknowledge that this designation and appointment constitutes an irrevocable power of attorney and is coupled with an interest. I agree and acknowledge that all original works of authorship (“Works”) that have been or are, during the term of my employment, made by me within the scope of my employment or made previously in association with the Company or in connection with the creation or development of any of the Company’s products, marketing materials, designs, logos or other content shall be deemed to be “works made for hire” pursuant to the United States Copyright Act and all right, title and interest in and to such works are and shall be owned by the Company. In the event any such Works are not deemed to be works made for hire, I hereby irrevocably assign to the Company all my right, title and interest in and to such Works. I also waive any “moral rights” I may have in such Works, including any right to object to or prevent the modification of the Work or to withdraw from circulation or control the publication or distribution of the Work. Notwithstanding the foregoing, I acknowledge that, the Company has informed me that the provisions of this Paragraph H will not apply to any Inventions for which no equipment, supplies, facility or trade secret information of the Company was used and which were developed entirely on my own time, unless (1) the Invention relates (i) to the business of the Company, or (ii) to actual or demonstrably anticipated research or development of the Company, or (2) the Invention results from any work performed by me for the Company.

I.             I acknowledge and agree that I have no expectation of privacy with respect to the Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files (whether on a Company computer or a home personal computer), email messages and voice messages) and that my activity and any files or messages on or using any of those systems may be monitored at any time without notice.

J.             It is agreed that any breach of any of the covenants contained in this Paragraph 1 will result in irreparable harm and continuing damages to the Company and its business and that the Company's remedy at law for any such breach will be inadequate and, accordingly, in addition to any and all other remedies that may be available to the Company, any court of competent jurisdiction may issue a decree of specific performance or issue a temporary and permanent injunction, without the necessity of the Company posting bond or furnishing other security and without proving special damages or irreparable injury, enjoining and restricting the breach of any such covenant. I agree to pay all of the Company's costs and expenses, including reasonable attorneys' and accountants' fees, incurred in enforcing such covenants.

K.            I agree, during the term of my employment and following the termination of employment, to refrain from Disparaging (as defined below) the Company and its affiliates, including any of its services, technologies or practices, or any of its directors, officers, agents, representatives or equityholders, either orally or in writing. Nothing in this paragraph shall preclude me from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce my rights under this Agreement. For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the Person being disparaged.

2.             Nothing contained in this Agreement creates any right of employment or limits or restricts the Company's or my right to terminate my employment at any time with or without cause.

3.             I hereby authorize the Company, at any time during my employment or following my termination, to withhold from any monies it otherwise owes me (including without limitation salary, bonus, commissions and expense reimbursements) any and all monies due from me to the Company (including without limitation cash and travel advances, overpayments made to me by the Company, and any debt I owe the Company for any reason, including without limitation misuse or misappropriation of Company assets). At the termination of my employment with the Company or at any other time upon reasonable notice, I agree to execute whatever documentation may be necessary to authorize the Company to make the withholdings described in this paragraph.

4.             I may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel at Company’s expense in resisting or otherwise responding to such process, in each case to the extent permitted by applicable laws or rules. Nothing in this Agreement shall prohibit me from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of this Section), (ii) disclosing information and documents to my attorney or financial or tax adviser for the purpose of securing legal, financial or tax advice, (iii) reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies), (iv) disclosing my post-employment restrictions in this Agreement in confidence to any potential new employer, or (v) retaining, at any time, my personal correspondence, my personal contacts and documents related to my own personal benefits, entitlements and obligations. Furthermore, in accordance with 18 U.S.C. § 1833, the Company hereby notifies me that, notwithstanding anything to the contrary herein: (a) I shall not be in breach of this Agreement, and shall not be held criminally or civilly liable under any federal or state trade secret law (i) for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (b) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the trade secret to my attorney, and may use the trade secret information in the court proceeding, if I file any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

5.             It is our intention that all provisions of this Agreement be enforced to the fullest extent permitted by law. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The Company and I further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if we are unable to agree upon a lawful substitute, the Company and I desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement. This Agreement contains the entire understanding and agreement between us with respect to this subject matter, and supersedes all prior oral and written agreements, if any, between us with respect to that subject matter. I understand and acknowledge that the Company’s rights under this Agreement shall inure to the benefit of any of its successors and/or assigns, and I shall continue to be bound by the terms hereof with any of the Company’s successors and/or assigns.

6.             I understand that the Company does not wish to incorporate any unlicensed or unauthorized material into its products or services or those of its subsidiaries. Therefore, I agree that I will not knowingly disclose to the Company, use in the Company’s business, or cause the Company to use, any information or material which is confidential or proprietary to any third party including, but not limited to, any former employer, competitor or client, unless the Company has a right to receive and use such information. I will not incorporate into my work any material that is subject to the copyrights of any third party unless the Company has a written agreement with that third party or otherwise has the right to receive and use such information.

7.            This Agreement will be governed and construed in accordance with the laws of the State of North Carolina, including the internal conflicts of law. I agree and consent to submit to personal jurisdiction in the State of North Carolina in any state or federal court of competent subject matter jurisdiction situated in the State of North Carolina. I further agree to waive any right I otherwise may have to a trial by jury in any action to enforce the terms of this Agreement.

We have executed this Agreement on the day and year first above written.

Verona Pharma plc

By:	/s/ Dr. David Ebsworth
Name:	Dr. David Ebsworth
Title:	Chairman

/s/ Mark Hahn
Mark Hahn

Exhibit C

Indemnification Agreement

(attached)

DIRECTOR DEED OF INDEMNITY

THIS DEED OF INDEMNITY is made the 1 day of February 2020.

BETWEEN:

(1)	Verona Pharma plc, a public limited company registered in England and Wales with company number 05375156 whose registered office is at One Central Square, Cardiff, United Kingdom, CF10 1FS (the “Company”); and

(2)	Mark Hahn of XXXXXXXXX (the “Indemnified Person”).

WHEREAS

(A)	The Indemnified Person is a director of the Company.

(B)	The Company has agreed to indemnify the Indemnified Person on the terms and conditions set out in this Deed.

(C)	The Company has further agreed to maintain appropriate directors’ and officers’ liability insurance for the benefit of the Indemnified Person.

NOW THIS DEED WITNESSETH as follows:

1.	INDEMNITY

1.1	Subject to Clauses 1.2 and 6.1 of this Deed, the Company shall, to the fullest extent permitted by law and without prejudice to any other indemnity to which the Indemnified Person may otherwise be entitled, indemnify and hold the Indemnified Person harmless in respect of all claims, actions and proceedings, whether civil, criminal or regulatory (“Claims”), and any losses, damages, penalties, liabilities, compensation or other awards arising in connection with any such Claims (“Losses”), whether instigated, imposed or incurred under the laws of England and Wales or the law of any other jurisdiction and arising out of, or in connection with, the actual or purported exercise of, or failure to exercise, any of the Indemnified Person’s powers, duties or responsibilities as a director or officer of the Company or any of its subsidiaries (as defined in section 1159 of the Companies Act 2006, as amended (the “Companies Act”)) and including any modification or re-enactment of it for the time being in force) for the time being, subject to the remaining provisions of this Deed.

1.2	The indemnity in Clause 1.1 above shall be deemed not to provide for, or entitle the Indemnified Person to, any indemnification that would cause this Deed, or any part of it, to be treated as void under the Companies Act and, in particular, except as provided in Clause 1.3 of this Deed, shall not provide directly or indirectly (to any extent) any indemnity against:

(a)	any liability incurred by the Indemnified Person to the Company or any associated company (as defined in section 256 of the Companies Act) (“Associated Company”); or

(b)	any liability incurred by the Indemnified Person to pay a fine imposed in criminal proceedings or a sum payable to a regulatory authority by way of a penalty in respect of non compliance by the Indemnified Person with any requirement of a regulatory nature (however arising); or

(c)	any liability incurred by the Indemnified Person:

(i)	in defending any criminal proceedings in which such Indemnified Person is convicted;

(ii)	in defending any civil proceedings brought by the Company, or an Associated Company, in which judgment is given against such Indemnified Person; or

(iii)	in connection with any application under section 661(3) or (4) or section 1157 of the Companies Act in which the court refuses to grant him relief,

where, in any such case, any such conviction, judgment or refusal of relief has become final. Reference in this Clause 1.2 to a conviction, judgment or refusal of relief being “final” shall be construed in accordance with sections 234(4) and (5) of the Companies Act.

1.3	Without prejudice to the generality of the indemnity set out in Clause 1.1 above, the Company shall, to the fullest extent permitted by law, indemnify and hold the Indemnified Person harmless on an “as incurred” basis against all legal and other costs, charges and expenses reasonably incurred or to be incurred:

(a)	in defending Claims including, without limitation, Claims brought by, or at the request of, the Company or any Associated Company and any investigation into the affairs of the Company or any Associated Company by any judicial, governmental, regulatory or other body; or

(b)	in connection with any application under section 661(3) or (4) or section 1157 of the Companies Act,

provided that, in accordance with section 205 of the Companies Act, the Indemnified Person agrees that any such legal and other costs, charges and expenses paid by the Company shall fall to be repaid, or any liability of the Company under any transaction connected thereto shall fall to be discharged, not later than:

(c)	in the event of the Indemnified Person being convicted in the proceedings, the date when the conviction becomes final;

(d)	in the event of judgment being given against the Indemnified Person in the proceedings, the date when the judgment becomes final; or

(e)	in the event of the court refusing to grant the Indemnified Person relief on the application, the date when the refusal of relief becomes final.

References in this Clause 1.3 to a conviction, judgment or refusal of relief being 'final' shall be construed in accordance with sections 205(3) and (4) of the Companies Act.

2.	claiming under the indemnity

2.1	The Indemnified Person shall give written notice to the Company as soon as reasonably practical after receipt of any demand relating to any Claims (or becoming aware of circumstances which are reasonably be expected to give rise to a demand relating to Claims) giving full details and providing copies of all relevant correspondence and the Indemnified Person shall keep the Company fully informed of the progress of any Claims, including providing all such information in relation to any Claims or Losses or any other costs, charges or expenses incurred as the Company may reasonably request, and shall take all such action as the Company may reasonably request to avoid, dispute, resist, appeal, compromise or defend any Claims.

2.2	For the avoidance of doubt:

(a)	if a company ceases to be a subsidiary of the Company after the date of this Deed, the Company shall only be liable to indemnify the Indemnified Person in respect of liabilities in relation to that company which arose before the date on which that company ceased to be a subsidiary of the Company; and

(b)	the Indemnified Person, as director or manager of any company which becomes a subsidiary of the Company after the date of this Deed, shall be indemnified only in respect of liabilities arising after the date on which that company became a subsidiary of the Company.

3.	Term

This Deed shall remain in force until such time as any relevant limitation periods for bringing Claims against the Indemnified Person have expired, or for so long as the Indemnified Person remains liable for any Losses, notwithstanding that such Indemnified Person may have ceased to be a director or officer of the Company or any of its subsidiaries.

4.	Directors’ and Officers’ insurance

The Company shall provide and maintain appropriate “directors and officers” liability insurance (including ensuring that premiums are properly paid) for the benefit of the Indemnified Person for so long as any Claims may lawfully be brought against the Indemnified Person.

5.	governing law AND JURISDICTION

This Deed and any non-contractual rights or obligations arising out of or in connection with it shall be governed by, and interpreted in accordance with, the laws of England and Wales. Each of the Company and the Indemnified Person irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes (as defined below) and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum. For the purposes of this Clause 5, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Deed, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Deed or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Deed.

6.	GENERAL

6.1	If this Deed is finally judicially determined in a relevant jurisdiction to provide for, or entitle the Indemnified Person to, indemnification against any Claims or Losses that would cause this Deed, or any part of it, to be treated as void under the laws of that jurisdiction, this Deed shall, in so far as it relates to such jurisdiction, be deemed not to provide for, or entitle the Indemnified Person to, any such indemnification, and the Company shall instead indemnify the Indemnified Person against any Claims or Losses to the fullest extent permitted by law in that jurisdiction.

6.2	A person who is not a party to this Deed shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

IN WITNESS whereof this Deed has been executed the day and year first above written.

EXECUTED and delivered	)

as a DEED by	)

VERONA PHARMA PLC	)

acting by	)	/s/ Dr. David Ebsworth

a director, in the presence of:	)	Director

/s/ SG	Signature of Witness

Shelley George	Name of Witness

XXXXXXXXX	Address of Witness

XXXXXXXXX	Occupation of Witness

SIGNED as a DEED by	)
Mark Hahn	)	/s/ Mark Hahn
in the presence of:	)

/s/ Linda J. Hahn	Signature of Witness

Linda J. Hahn	Name of Witness

XXXXXXXXX	Address of Witness

XXXXXXXXX	Occupation of Witness